Filed pursuant to Rule 433
CUSIP: 48245ABU4	Registration No. 333-158277
ISIN: US48245ABU43	(Relating to Prospectus Supplement dated April 2, 2009
and Prospectus dated April 2, 2009)
KFW US MTN
FINAL TERM SHEET
Dated May 14, 2009

Issuer: KfW	Title of Securities: U.S.$200,000,000 Floating Rate Notes due June 20, 2013

Aggregate Principal Amount: U.S.$200,000,000	Maturity Date: June 20, 2013

Original Issue Date: May 26, 2009	Initial Interest Rate: N/A

Interest Commencement Date: May 26, 2009	First Interest Payment Date: September 20, 2009

Final Redemption Price: 100%

Indexed Notes:
Details: N/A
Type of Floating Rate Note:
☑	Regular Floating Rate

☐	Floating Rate/Fixed Rate

Fixed Rate Commencement Date:

☐	Fixed Rate/Floating Rate

Fixed Interest Rate:

Floating Rate Commencement Date:

☐	Inverse Floating Rate

☐	Other:
Interest Rate Basis/Bases:
☐	CD Rate

☐	CMT Rate:
☐	CMT (T7051 Page)

☐	CMT (T7052 Page)
☐	Commercial Paper Rate

☐	Federal Funds Rate

☑	LIBOR: USD-LIBOR-BBA

LIBOR Currency (if not U.S. dollars): N/A

LIBOR Reuters Screen Page (if not U.S. dollars): N/A

☐	Prime Rate

☐	Treasury Rate:

☐	Other:

Spread: Plus 0.30%	Maximum Interest Rate: N/A
Spread Multiplier: N/A	Minimum Interest Rate: 0%
Index Maturity: 3-months-USD-LIBOR

Interest Reset Period:

☐	daily	☐	weekly	☐	monthly
☑	quarterly	☐	semi-annually	☐	annually
Interest Reset Date(s): Each Interest Payment Date
Interest Determination Date(s): as provided in §3(C) of the Conditions
Interest Calculation Date(s): as provided in §3(F)(1) of the Conditions
Calculation Agent:

☑	Deutsche Bank Trust Company Americas

☐	Other:
Interest Payment Date(s): unless otherwise specified, the 20TH day of the following

(subject to §3(E) in the Conditions)
☐ Each of the 12 calendar months in each year
☐ Each March, June, September and December in each year:
☐ Each of the following two calendar months in each year:
☑ The following calendar month in each year: March, June, September and December, including the Maturity Date

Redemption:	☐	Yes	☑	No

Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions):
Minimum Redemption Notice Period:
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed):

Repayment:	☐	Yes	☑	No

Repayment Date(s):
Minimum Repayment Notice Period:
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency: U.S. $ for all payments unless otherwise specified below:

Payments of principal and any premium: U.S. $
Payments of interest: U.S. $
Authorized Denomination: U.S.$1,000
Exchange Rate Agent: N/A

Original Issue Discount Note (“OID”):	☐	Yes	☑	No

Total Amount of OID: N/A
Yield to Maturity: N/A
Initial Accrual Period OID: N/A
Day Count Fraction:

☑ Act/360 (as provided in §3(F)(3)(a) of the Conditions)
☐ Actual/Actual ISDA (as provided in §3(F)(3)(b) of the Conditions
Business Day Convention (for Interest Payment Dates other than the Maturity Date):

As provided in §3(E) of the Conditions:
☐ Following Business Day Convention, no adjustment of Interest
☑ Modified Following Business Day Convention, adjustment of Interest

Other Terms of Notes:
N/A
Price to Public: 100%, plus accrued interest, if any, from May 26, 2009
Dealers: BNP Paribas Securities Corp. and RBC Capital Markets Corporation, which have agreed to purchase, as principals, a principal amount of U.S.$100,000,000 of the Notes each
     Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674 or RBC Capital Markets Corporation toll-free at 1-866-375-6829.
Prospectus Supplement and Prospectus

3